Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of _9/12/21_ by and between STAGWELL INC., and its affiliates (the “Company”), and JAY LEVETON (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment

The Company agrees to employ the Executive during the Term specified in Section 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.	Term

Subject to the provisions contained in Sections 6 and 7, the Executive’s employment by the Company shall be for a term (the “Term”) commencing as soon as practicable as mutually agreed between the Company and the Executive and as approved by the Compensation Committee of Stagwell Inc.’s Board of Directors (the “Board”), but not later than September 1, 2021 (the “Commencement Date”), and continuing for an indefinite period thereafter unless and until (i) the Executive delivers to the Company ninety (90) days’ advance written notice of resignation (a “Notice of Termination”) (ii) the Company terminates the Executive’s employment with or without “Cause” (as defined herein) or (iii) the Agreement is terminated due to Executive’s death or “Disability” (as defined herein). Any Notice of Termination given by the Executive under this Section 2 shall specify the date of termination and the fact that the notice is being delivered pursuant to Section 2 of this Agreement. In the event that the Executive delivers a Notice of Termination, the Company shall have the right to either (i) waive all or part of such ninety (90)-day notice period or (ii) at any time during such ninety (90)-day notice period to relieve the Executive of all or any portion of his offices, duties and responsibilities and place him on a paid leave-of-absence status. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefor, is referred to in this Agreement as the “Termination Date”.

3.	Duties and Responsibilities

(a)                 Title. During the Term, the Executive shall have the position of President, or such other leadership title as the Chief Executive Officer of the Company may designate.

(b)                 Duties. The Executive shall report directly to the Chief Executive Officer of

(c)                 the Company or his designee. The Executive is responsible for managing individual networks, working closely with the CEOs of the companies and the networks on a day-to-day basis. The Executive shall set incentives and be responsible for the CEOs and companies working together to grow the overall business. The Executive shall work with the Chief Financial Officer and the Chief Operating Officer to help implement cost control programs and shall work with the Chief Brand Officer to implement the Company’s new brand image. The Executive also shall perform such executive and managerial duties and responsibilities customary to his office and as are reasonably necessary to the operations of the Company. The Chief Executive Officer may direct or require the Executive to undertake other or different leadership duties if in the reasonable judgment of the Chief Executive Officer such duties are in the best interests of the Company.

(d)                 Responsibilities; Scope of Employment. The Executive’s employment by the Company shall be full-time and exclusive, except as noted in this Agreement, and during the Term, the Executive agrees that he will (i) devote all of his business time and attention, his best efforts, and all his skill and ability to promote the interests of the Company, and (ii) carry out his duties in a competent manner and serve the Company faithfully and diligently under the direction of the Chief Executive Officer. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive may continue to receive carried interest from Executive’s contractual arrangement with Stagwell Group Holdings and such contractual arrangement for carried interest or other passive investment therein in no way violates the terms of this Agreement. Additionally, Executive shall be permitted to engage in to manage his personal passive investments, provided that such passive investments are not in a company which transacts business with the Company or engages in business competitive with that conducted by the Company (or, if such company does transact business with the Company, or does engage in a competitive business, it is a publicly held corporation and the Executive’s participation is limited to owning less than 1% of its outstanding shares), excepting and further provided that any such activities, individually or in the aggregate, do not interfere with the performance of his duties or responsibilities under this Agreement.

(e)                 Office Location. During the Term, the Executive’s services hereunder shall be performed at the offices of the Company in Washington, DC, subject to necessary travel requirements in order to carry out his duties in connection with his position hereunder.

4.	Compensation

(a)                 Base Salary. As compensation for his services hereunder, during the Term, the Company shall pay the Executive, in accordance with its normal payroll practices, an annualized base salary of $725,000, which may be increased from time to time by the Board, subject to customary withholding for federal, state and local taxes (such annualized base salary, as it may be so increased, “Base Salary”).

(b)                 Annual Discretionary Bonus Eligibility. During the Term, the Executive will be eligible to receive an annual discretionary bonus in a target amount equal to 80% of his Base Salary, which target amount may be increased from time to time by the Board. The annual discretionary bonus shall be based upon criteria determined by the Chief Executive Officer and the Compensation Committee of the Board, which criteria will include the Executive’s performance, the overall financial performance of the Company, and such other factors as the Chief Executive Officer and the Compensation Committee deem reasonable and appropriate in their discretion (such annual discretionary bonus, as it may be so increased, the “Annual Discretionary Bonus”). The Annual Discretionary Bonus will be paid in accordance with the Company’s normal bonus payment procedures, subject to customary withholding for federal, state, and local taxes. The Annual Discretionary Bonus for 2021 (the “2021 Bonus”) will be pro-rated by one-half, with July 1, 2021 as the start date of Executive’s eligibility period for the 2021 Bonus.

(c)                 Grants under LTIP Plans. The Executive shall be eligible to participate in the Company’s long-term incentive plans with a target value and metrics as determined the Chief Executive Officer and the Compensation Committee of the Board. The Company anticipates that the LTIP grants will be determined in 2022, reflective of Executive’s work in 2021.

(d)                 Initial Cash Bonus Award. The Company shall pay the Executive a one-time bonus in an amount equal to $325,000 (the “Signing Bonus”) within thirty (30) days after the Commencement Date, subject to applicable withholding for federal, state, and local taxes. Notwithstanding the foregoing, in the event the Executive resigns or is terminated by the Company for “Cause” within six (6) months of the Commencement Date, you shall immediately pay back to to the Company an amount equal to the full amount of the Signing Bonus.

5.	Business and Professional Expenses; Health and Welfare Benefits

(a)                 Expenses. During the Term, the Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary, and documented business or entertainment expenses incurred in the performance of his services hereunder. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(b)                 Benefit Plans. During the Term, the Executive and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any group health plans, welfare benefit plans and programs (including without limitation, medical, medical reimbursement, disability, and group life insurance) provided by the Company to its senior executives generally, subject to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

(c)                 Vacation. The Executive shall be entitled to twenty (20) days of vacation in accordance with the Company’s policies, with no right of carry over, to be taken at such times as shall not materially interfere with the Executive’s fulfillment of his duties hereunder.

6.	Termination

(a)                 Termination for Cause. The Company, by direction of the Board or the Chief Executive Officer, shall be entitled to terminate the Term and to discharge the Executive for Cause effective upon the giving of written notice. The term “Cause” shall be limited to the following grounds:

(i)                  the Executive's failure or refusal to perform his duties and responsibilities as set forth in Section 3 hereof, or abide by the reasonable directives of the Chief Executive Officer or the Board, or the failure of the Executive to devote all of his business time and attention exclusively to the business and affairs of the Company in accordance with the terms hereof, in each case following written notice to the Executive from the Chief Executive Officer or the Board specifying such failure and that it may be deemed to be Cause and a five (5) business day period to perform or cure (if curable);

(ii)                 the willful misappropriation of the funds or property of the Company;

(iii)               the use of alcohol or illegal drugs, materially interfering with the performance of the Executive’s obligations under this Agreement, continuing after written warning contained in a notice;

(iv)               the conviction in a court of law of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

(v)                the material nonconformance with the Company’s standard business practices and policies, including without limitation, policies against racial or sexual discrimination or harassment, made known to the Executive, which nonconformance is not cured (if curable) within two (2) days after written notice to the Executive by the Company;

(vi)               the commission in bad faith by the Executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any subsidiary;

(vii)              the gross or habitual misconduct or gross or habitual negligence by the Executive in the performance of his duties which misconduct or negligence is not cured (if curable) within five (5) business days after written notice to the Executive by the Company; and

(viii)             any material breach (not covered by any of the clauses (i) through (vii) above) of any material term of this Agreement, if such breach is not cured (if curable) within five (5) business days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to any of the clauses above shall specify the specific nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for Cause and a court determines that Cause as defined herein was not present, then such purported termination for Cause shall be deemed a termination without Cause pursuant to Section 6(b) and the Executive’s rights and remedies will be governed by Section 7(b), in full satisfaction and in lieu of any and all other or further remedies the Executive may have under this Agreement.

(b)                 Termination without Cause. The Company, by direction of the Board or the Chief Executive Officer, shall have the right at any time to immediately terminate the Term and the employment of the Executive without Cause by giving written notice to the Executive.

(c)                  Termination for Death or Disability. In the event of the Executive’s death, the Termination Date shall be the date of the Executive’s death. In the event that (i) the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability and (ii) the Executive shall fail to perform such duties for periods aggregating 120 days, whether or not continuous, in any continuous period of 365 days (all such causes being herein referred to as “Disability”), the Company shall have the right to terminate the Executive’s employment hereunder as at the end of any calendar month during the continuance of such Disability upon prior written notice to him.

7.	Effect of Termination of Employment

(a)                 Termination by the Company for Cause; or pursuant to a Notice of Termination given by the Executive. In the event of the termination of the employment of the Executive (1) by the Company for Cause, or (2) by the giving of a Notice of Termination under Section 2 hereof by the Executive, the Executive shall be entitled to unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Termination Date (the “Accrued Rights”), and, except as provided in this Section 7(a) and such rights granted by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

(b)                 Termination of the Executive’s Employment without Cause. In the event of a termination of the Executive’s employment without Cause, the Executive shall be entitled to the following payments:

(i)                  The Accrued Rights as provided in Section 7(a) hereof; and

(ii)                 his applicable Base Salary compensation when otherwise payable for a period commencing on the Termination Date and ending on the end of the six (6)-month period immediately following the Termination Date (the “Severance Period”). The severance amount described in this Section 7(b)(ii), less applicable withholding of any tax amounts, shall be paid by the Company to the Executive over the Severance Period in accordance with the Company’s customary payroll practices; provided that the first payment shall be made on the Company’s first normal payroll date following the 60th day following the Date of Termination, and any payments that would otherwise have been payable prior to such payroll date shall be paid in a lump sum on such payroll date.

In connection with a termination by the Company without Cause, except as provided in this Section 7(b) and the rights granted by COBRA, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company. The Executive shall be under no duty to mitigate damages hereunder; provided, however, in the event that the Executive obtains any other employment or consulting arrangement, he shall promptly notify the Company, and any compensation and benefits paid to the Executive therefrom shall reduce the Company’s severance obligations under this Section 7(b). From time to time during the Severance Period, upon the Company’s reasonable written request, the Executive shall provide the Company with written verification (such as wage stubs, tax returns and new employer verifications) of amounts earned from such other employment or consulting arrangements, as well as when and if he is entitled to receive coverage under the benefit plans of any new employer in which he participates. In the event the Executive fails to supply such information within twenty (20) days following a written request by the Company, the obligations of the Company under this Section 7(b) shall terminate. The making of any severance payments and providing the other benefits as provided in this Section 7(b) is conditioned upon the Executive signing, complying with and not revoking a separation agreement and general release approved by the Company, and such release becoming effective and irrevocable within 60 days following the Termination Date. In the event the Executive breaches any material provisions of the separation agreement or any of the provisions of Section 8 of this Agreement, which breach is not cured (if curable) within any applicable cure period, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this Section 7(b), without affecting its rights under this Agreement or the separation agreement and general release.

(c)                 Termination by Death or Disability. In the event of the termination of the employment of the Executive by reason of death or Disability, the Executive (or, as applicable, his estate or personal representative) shall be entitled to unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Termination Date. In the event of the termination of the employment of the Executive by reason of death or Disability, except as provided in this Section 7(c) and such rights granted by COBRA, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

8.	Protective Covenants and Protection of Confidential Information

(a)                 Definitions. As used in this Section 8, the following terms shall have the meanings set forth below:

(i)                 “Company” means Stagwell Inc. and each of its subsidiaries.

(ii)                “Client” means any Person (as defined below) to whom, at any time during the period that the Executive was in the employ of the Company, the Company (x) rendered services or (y) made a Pitch.

(iii)              “Person” means and includes an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

(iv)              “Pitch” means a new business presentation or similar offering of services; provided, however, a general mailing or an incidental contact shall not be deemed a Pitch.

(v)                “Post-Employment Restriction Period” means the period of time commencing on the Termination Date and continuing until the end of the twenty- four (24) month period following the Termination Date. For greater clarity, the Post-Employment Restriction Period shall commence at the end of the ninety (90)- day notice period referred to in Section 2 of this Agreement in the event that a Notice of Termination is delivered pursuant to Section 2 of this Agreement.

(vi)              “Restricted Client” means (x) anyone who was a Client of the Company on the Termination Date or at any time during the one-year period immediately preceding the Termination Date, and (y) any prospective Client to whom the Company made a Pitch at any time during the one-year period prior to, or the six month period immediately following, the Termination Date, but with respect to any Pitch made after the Termination Date, only if the Executive participated in or had a supervisory responsibility or other involvement in the discussions with the potential Client preceding the Pitch and/or participated in the preparation of the Pitch and/or the actual Pitch. In addition, if the Restricted Client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “Restricted Client” as used herein shall include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.

(vii)            “Restricted Business” means the business of any advertising, marketing, digital (non-technology) or communication services.

(viii)           “Restricted Territory” means the United States and any other geographic area in which the Company or any of its controlled subsidiaries or managerially controlled affiliates render services to its Clients.

(b)                 Restrictions on Certain Activities. The Executive acknowledges (i) that the business and the industry in which the Company competes is highly competitive; (ii) that as a key executive of the Company whose responsibilities and duties require is involvement in all aspects of the business of the Company, he may participate in the servicing of Clients and/or the solicitation of prospective clients, through which, among other things, the Executive has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his senior position with the Company places him in a position of confidence and trust with the Clients and employees of the Company; (iv) that as a key executive of the Company he has participated in and will continue to participate in the solicitation and hiring of executives and other employees of the Company and that his senior position with the Company has put him, and will put him in a position of becoming very familiar with the talents, needs, capabilities and characteristics of such employees and executives; and (v) that his rendering of services to the Clients and his supervisory responsibilities involving employees of the Company necessarily required and will continue to require the disclosure to the Executive of Confidential Information (as defined in Section 8(c) hereof) of the Company. In the course of the Executive’s employment with the Company, the Executive may develop a personal relationship with the Clients of the Company and a knowledge of those Clients’ affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in the Executive’s hands in confidence and trust. The Executive consequently acknowledges that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the Confidential Information, goodwill and business of the Company, which is valuable to the Company, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this Section 8 were contained in this Agreement. Accordingly, except as acknowledged below, the Executive agrees that he will not, as an individual, employee, consultant, independent contractor, partner, shareholder, member or in association with any other Person, except on behalf of the Company, directly or indirectly, and regardless of the Executive continuing to be employed by the Company, or the reason for the Executive ceasing to be so employed by the Company:

(i)                  during the Term and continuing until the end of the Severance Period, solicit business on behalf of, render any competitive services to, engage in, guaranty any obligations of, extend credit to, or have any ownership interest or other affiliation in, any business or other endeavor, which is engaged in the Restricted Business in the Restricted Territory; provided, however, that nothing contained in this clause (i) shall be deemed to prevent the undersigned from owning less than 1% of the shares of any publicly held corporation engaged in any such business or from any other rights granted in this Agreement;

(ii)                during the Post-Employment Restriction Period, in the Restricted Territory, solicit, render services to or for, or accept from, anyone who is a Restricted Client, any Restricted Business of the type performed by the Company, or persuade or attempt in any manner to persuade any Restricted Client to cease to do any business of the type performed by the Company or to reduce the amount of business which any such Restricted Client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such Restricted Client was originally established in whole or in part through the Executive’s efforts;

(iii)              during the Post-Employment Restriction Period, be employed in the Restricted Territory by a Restricted Client to solicit or render services of the type performed by the Company for such Restricted Client without prior written approval by the Company (the determination of which shall not be unreasonably delayed); or

(iv)              during the Post-Employment Restriction Period, employ as an employee or retain as a consultant, any individual who is then or at any time during the one-year period prior to the Termination Date was, an employee of or exclusive consultant to, the Company, or, persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any other Person without prior written approval by the Company.

(c)                 Confidential Information. In the course of the Executive’s employment with the Company, he will acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, client preferences, creative policies and ideas, advertising campaigns, creative and media materials, graphic design materials, sales promotions and campaigns, sales presentation materials, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as “confidential information”. The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement) disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked “confidential” and regardless of the form of the information. The term “confidential information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 8(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company’s expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) compiled by him or made available to him during his employment with the Company (whether or not the material constitutes or contains confidential information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive’s employment with the Company or at any other time upon request. Except in connection with the Executive’s employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the material, provided that the Executive shall be entitled to retain his personal files.

Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. For purposes of this Agreement, each of the foregoing communications or disclosures is a “Protected Disclosure”. The Executive does not need to give prior notice to (or get authorization from) the Company regarding any Protected Disclosure. Except as otherwise provided in this Section 8(b) or under applicable law, notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by attorney- client privilege or attorney work product of the Company, or the Company’s trade secrets, without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(d)                      Remedies; Acknowledgments. If the Executive commits or threatens to commit a breach of any of the provisions of Sections 8(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Sections 8(a) and (b) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope and other provisions of this Section 8 have been specifically negotiated by sophisticated parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement; and (iii) because of the nature of the business engaged in by the Company and the fact that clients can be and are serviced by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by the Executive herein. The Executive specifically acknowledges that his being restricted from soliciting and servicing Restricted Clients as contemplated by this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Company. If any of the covenants contained in Sections 8(a) and (b), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this Section 8 (collectively, the “Protective Covenants”) is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

(e)                 Notification of Restrictive Covenants. Prior to accepting employment with any person, firm or entity during the Post-Employment Restriction Period, the Executive shall notify the prospective employer in writing of his obligations pursuant to this Section 8 (it being agreed by the Company that such notification required under this Section 8(e) shall not be deemed a breach of the confidentiality provisions of this Agreement). Executive may provide a copy of the provisions of this Section 8 to any such prospective employer.

(f)                  Tolling. The temporal duration of the covenants set forth in Section 8 of this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any such covenants, and all restrictions shall automatically be extended by the period of the Executive’s violation of any such restrictions.

9.	Intellectual Property

The Executive agrees that all materials created or modified by him during the Term, including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be “work for hire” and that the Company shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as “work for hire”, the Executive hereby assigns ownership of all such Work Product to the Company and agrees to take all reasonable measures, at the Company’s expense, to perfect such rights in the Company. The Executive hereby appoints the Company as his attorney-in-fact with the limited power to execute assignments of such Work Product.

10.	Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

11.	Assignment

The Company and the Executive agree that the Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company and/or its business, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization. The Company and Executive agree that Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

12.	Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

13.	Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder (including, but not limited to those contained in Section 8) shall survive the termination of the Executive’s employment, the Term and the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

14.	Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, sent certified or registered mail, postage prepaid and return receipt requested, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission or electronic mail (if electronically confirmed), and in each case, addressed as follows:

If to the Executive:

Jay Leveton

[ADDRESS]

If to the Company:

Stagwell Inc.

One World Trade Center, Floor 65

New York, NY 10007

Attn: Legal

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

15.	No Conflict

The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

16.	Entire Agreement; Applicable Law

This Agreement and the documents referenced herein represent the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of New York applicable therein.

17.	Counterparts

This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts taken together shall constitute but one agreement. Facsimile and pdf signatures shall constitute an original.

18.	409A Compliance

This Agreement is intended to comply, to the extent applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be so interpreted. For purposes of this Agreement, a termination of Executive’s services on the Termination Date shall be determined in a manner consistent with the rules relating to “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder, if necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if on the Termination Date Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination the Agreement is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will (A) defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Termination Date (or the earliest date as is permitted under Section 409A of the Code), and (B) add to such payment or benefit an interest payment for the six-month period calculated using the short-term Applicable Federal Rate (monthly compounded) as in effect on the Termination Date under Section 1274(d) of the Internal Revenue Code and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the parties agree to restructure the payments or benefits to comply with Section 409A of the Code in a manner which does not diminish the value of such payments and benefits to the Executive. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). If under this Agreement, an amount is paid in two or more installments, each installment shall be treated as a “separate payment” within the meaning of 409A of the Code.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of day and year first above written.

STAGWELL INC.

By:	/s/	Mark Penn
Name:		Mark Penn
Title:		CEO

JAY LEVETON

/s/ Jay Leveton

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